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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Stockholders and Board of Directors of AmTec, Inc.:

We have issued our report dated June 18, 1996, accompanying the consolidated financial statements included in the Annual Report of AmTec, Inc. (formerly AVIC Group International, Inc.) on Form 10-KSB for the year ended March 31, 1997. We hereby consent to the incorporation by reference of said report in the Registration Statement of AmTec, Inc. (formerly AVIC Group International, Inc.) on Form S-3 and to the use of our name as it appears under the caption "Experts."


/s/ Singer Lewak Greenbaum & Goldstein LLP


Singer Lewak Greenbaum & Goldstein LLP

Los Angeles, California
July 31, 1997































                                  EXHIBIT 23.2